Exhibit 99.1

For Immediate Release

Motive Reports Continued Business Progress

In 2007 First Half

Expands and extends relationships in key markets

Motive Home Device ManagerTM Passes 3 million device milestone

AUSTIN, Texas, August 20, 2007 - Motive, Inc. (OTC: MOTV), a leading provider of service management software for broadband and mobile data services, reported today that the first half of 2007 saw continued business progress, as it expanded sales into new territories and attractive new market segments.

“Our core business remains strong, and we continue to witness a very positive response from customers and prospects,” said Alfred Mockett, chairman and chief executive officer of Motive. “This portends well for the future, as we deal with our remaining non-operating issues.”

Mr. Mockett noted that in the first half of 2007, Motive signed 10 new accounts, including six for Motive Home Device ManagerTM (HDM) and two for its new mobile products. New clients include major established and emerging companies in Asia, Europe and the Mediterranean basin, as well as in North America. In addition, the company was successful in renewing virtually all expiring licenses with existing customers in the first half of 2007.

Motive maintains a leading market share position in broadband management, with its customers serving over 80 percent of DSL subscribers in North America, over 60 percent in Europe and 30 percent globally.

Recently, the company passed the 3 million mark in devices under management of its HDM product. Since its launch less than two years ago, Motive has licensed HDM to 23 carriers worldwide. “The market response to HDM continues to be truly outstanding,” Mr. Mockett said. “We have an enviable roster of blue-chip clients who put their faith in our company’s technology and its people, and we continue to deliver.”

Mr. Mockett continued: “As noted in our last update, we see growth opportunities in new and emerging markets for Motive.

In 2007, we made our first sales into the mobile market, a natural extension of our target market. We expect to see more growth in our mobile solution set. As competition intensifies, carriers have no choice but to invest in new products and services in order to retain and expand their customer relationships.”

“The entire organization remains focused on the business momentum while we work to complete the restatement and resolve other remaining issues,” Mr. Mockett said. “We expect to have additional progress to report in the coming months.”

As announced on April 3, 2006, Motive is restating its financial results for periods dating back to 2001. Also as previously announced, Motive intends by August 31,2007 to publish unaudited financial statements for the years ended December 31, 2005 and 2006, and for the six months ended June 30, 2007.

Update

As of June, 2007, Motive had a cash position of approximately $31 million and zero debt, as compared with cash of approximately $34 million at March 31, 2007. Mr. Mockett noted: “We continue to prudently manage our cash, factoring the need to invest in the business, product development and deployment cycles, the migration to a pay-as-you go business model, and cash expenditures associated with the ongoing restatement process, SEC investigation and securities litigation.”

As of June 30, 2007, Motive’s headcount was 301, as compared with 284 on March 31, 2007. Employment at the company’s India Development Center (IDC) was 57 at June 30, 2007, as compared with 54 on March 31, 2007. Employment growth at the IDC is a result of Motive’s continued business development.

On July 30, Motive announced that the independent investigation by its Board of Directors’ Audit Committee into past accounting practices and related matters had been concluded and that the Board’s Audit Committee voted unanimously to dismiss Ernst & Young as the company’s independent auditor, and to proceed as rapidly as possible to engage a new independent certified public accountant.

About Motive, Inc.

Motive provides service management software for broadband and mobile data services. Motive’s software is helping wireline, wireless, cable and satellite operators worldwide deliver a new generation of IP-based services that seamlessly integrate voice, video and data into a single, connected experience. With Motive, operators can leverage one service management platform to automate and remotely manage key customer touch points throughout the service lifecycle, across multiple services, networks and devices. The result is a consistent, unified experience for both customers and service providers that increases revenues from new and converged services, reduces fulfillment and support costs, and drives greater customer satisfaction and loyalty.

Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Forward-Looking Statements This press release contains certain forward looking statements, within the meaning of the federal securities laws, which are identified by the use of the words “believes”, “expects”, “anticipates”, “will”, “contemplates”, “would”, “should”, “may”, “estimate”, “intend”, “plan” and similar expressions that contemplate future events. These forward-looking statements are subject to risks and uncertainties that could cause our actual results or performance to differ materially from that indicated in the forward-looking statements. These risks and uncertainties include, but are not limited to, anticipated customer demand for our products and services, our ability to successfully migrate to a “pay-as-you-go” business model, our ability to charge and collect amounts due from our customers, our concentrated customer base and our dependency on a small number of relatively large orders, our ability to attract and retain customers, our mix of perpetual and term licenses, the effect of the timing of recognition of revenue from our licensed products, our typically long sales cycle, our strategic alliance and distribution arrangements, the adequacy of our liquidity and capital resources, our ability to control expenses, the rapid pace of technological change, the strength of competitive offerings from other providers, our ability to market our products in new geographic areas, the compatibility of our software with hardware and software platforms that are used by our customers and their subscribers now or in the future, our ability to attract and retain key personnel, the intensely competitive nature of the market for our products and services, our ability to timely engage a new independent certified public accounting firm, our ability to timely complete the restatement of our historical financial results, our ability to timely complete our financial statements for the years ended December 31, 2005 and 2006 and for interim periods since December 31, 2006, and our ability to timely complete and file our delinquent SEC reports, the fact that our historical financial results are not finalized and are subject to change, the outcome of an ongoing the SEC investigation, the outcome of pending securities and shareholder derivative litigation, and those additional risk factors and uncertainties discussed in our filings with the Securities Exchange Commissions, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update any information contained in this press release.

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For investors:

Mike Fitzpatrick

Motive, Inc.

(512) 531-1044 W

(512) 983-7065 M

Mike.fitzpatrick@motive.com

Media Contact:

Al Bellenchia

The Torrenzano Group

(212) 681-1700 W

(917) 670-6665 M

abellenchia@torrenzano.com